Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

FTI CONSULTING

Moderator: Eric Boyriven

July 7, 2010

8:00 am CT

Operator: Good day and welcome to the FTI Consulting conference call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I’d like to turn the call over to Mr. Eric Boyriven of FD. Please go ahead, sir.

Eric Boyriven: Good morning and welcome to the FTI Consulting conference call to discuss the company’s preliminary results for the 2010 second quarter, and updated guidance for the 2010 full-year period which were released after the close of market yesterday.

Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of section 21 of the Securities Exchange Act of 1934 that involves uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goal, strategies, future events, future revenues, future results, and future - and performance expectations, plans or intention, business trends, and other information that is not historical, including statements regarding estimates of our future financial results.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

For a discussion of the risks - of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement in the press release we issued after the close of market yesterday.

A copy of which is available on our Web site at www.fticonsulting.com, as well as the disclosures under the heading Risk Factors and Forward-looking Information in our most recent Form 10-K and in our filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statement, which speak only as of the date such statement was made.

During the call, we will discuss certain non-GAAP financial measures. For a discussion of these non-GAAP financial measures, as well as a reconciliation of these non-GAAP financial measures to the most nearly comparable GAAP measures, investors should review the press release we issued after the close of market yesterday.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you. Good morning and thank you for joining us. With me on the call are Dennis Shaughnessy, our Chairman, David Bannister, our Chief Financial Officer, and Dom DiNapoli, our Chief Operating Officer.

Last evening, we announced that our markets for the second quarter were, and we believe for the remainder of 2010, will be lower than we anticipated when we wish - issued our original guidance on February 26 of this year. That announcement - as Eric said - is available on our Web site at www.fticonsulting.com.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

This morning, we would like to discuss the reasons for our change in view, and then open it up for your questions.

At this point, our expectations for the second quarter are preliminary and are still subject to review by the Board and our Auditors. We will review the full details of our second quarter when we report our final results and host our regular quarterly conference call during the week of August 2. But we thought it important to begin these discussions today and to that end, have accelerated our normal mid-year reforecast process to present as clear a picture as possible.

When we provided our original 2010 guidance as part of our year-end 2009 earnings report back in February, we said we expected a good, though not record year in restructuring, and expected our procyclical activities, those that are driven by growth in GDP, discretionary corporate spending in the capital markets to show increased momentum over the year as the economy recovered.

We believed credit markets would be more liquid for blue-chip borrowers facilitating merger and acquisition activity at the high end, while remaining more challenging for small and middle-market borrowers and those with marginal credit characteristics. In addition, there were worry of - worrisome signs in the credit markets for local, municipal, and even sovereign governments.

M&A statistics for the fourth quarter of 2009 and the first quarter of 2010, were up in both value and volume by as much as 21% over the previous year, according to Thomson Reuters, and UBS predicted European M&A activity would be 15% to 20% higher in 2010 versus 2009.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

These sentiments were confirmed by our own experience as well as that of our law firm and investment banking clients. Securities litigation arising not only from the credit crisis, but also related to Ponzi schemes and breach of fiduciary duty in both design and execution continued to be filed at high rates, and 80% of the cases filed since January 1, 2007 remain pending.

There was the specter of high levels of regulatory and/or enforcement activity in the areas of healthcare, energy, telecom, and transportation. And the question of the day was, once again could the U.S. consumer bail out the economy? But this time it was not just the U.S. economy, but the global economy. All of these factors boded well for our outlook.

An in fact, we had a good first quarter, but now based on demand trends from April and May, confirmed by what we have seen so far in June to-date, restructuring is slowing at a faster pace than we anticipated and the pace of growth in our procyclical activities is below that, which was incorporated in our 2010 guidance.

The combination of these trends, result in a preliminary second quarter results that we announced yesterday afternoon. We expect to report approximately $350 million in revenue, compared to $360 last year, and relatively flat with the $350 million we reported in the first quarter. We expect this to yield fully diluted earnings per share for the quarter of between 50 and 55 cents. EPS last year was 69 cents and the first quarter was 67, excluding special charges.

Let me try and give you some insight into what we are seeing in the market, and why our results, while solid, are lower than expected when we issued our original guidance for the year.

It’s quite evident that the world has changed over the past two months. Europe has experienced a significant debt crisis, which is reflected in a 15% decline in the euro from its peak in November of 2009. Unemployment remains stuck at extraordinarily high levels of almost 10%, which combined with erratic signs of economic recovery, has scared the worldwide financial markets.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

The S&P 500 is down almost 16% from highs and pretty much all the worlds’ important stock markets are down double-digits percentages for the year so far. There is increasing talk of a double-dip recession, which seems like a remote - which seemed like a remote possibility earlier in the year, but now looks more and more likely.

While corporate liquidity is at or near record levels, reviewed fears of another downturn and the sudden market correction are causing a lack of conviction on the part of management teams leading to frozen budgets and inactivity, especially perhaps with respect to M&A where CEOs own stocks are not the currency that they were six months ago, and those of the targets may get cheaper.

While our business is built to perform across a wide range of economic conditions, we are not immune to the challenges that are facing enterprises around the world. The most important factor affecting our actual performance, relative to our original expectations, is the significant reduction and activity in restructuring our core corporate finance offering.

Revenues for the quarter for the core U.S. restricting business are expected to be down approximately $20 million or 17%, versus the record period last year. We have taken actions to reduce costs consistent with current demand, but have not been able to make up for the negative operating leverage associated with such a rapid revenue shortfall.

And while a decline in core restructuring was expected for the year, considering that the large majority of our activities are skewed to a good economy, our view is that the same factors that caused that slowdown to happen would enable our procyclical business to enjoy an improved operating environment more than compensating for the decline in restructuring.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

And while se wee growth in our procyclical businesses, this growth is slower than anticipated. For example, our strategic communications business, the most economically sensitive segment, saw revenue growth in the second quarter of approximately 11% driven by growth in crisis communication and retainer-based business. Its M&A and capital markets activity has remained sluggish.

Our economic consulting segment revenue grew by 15 - about - approximately 15%, reflecting continuing contributions from the investments we made last year. And FLC also grew by about 5% in the quarter, benefitting from some emerging positive demand and litigation in the regulatory environment.

Our technology - in our technology segment, revenues were down approximately 14%, versus near record levels last year. However, much of the pricing environment for processing and hosting was offset by increases in volume, and the major difference year-over-year was a 50% decline in M&A-related second request business.

As we mentioned, our original guidance anticipated normalization of M&A and capital market activity during the year, and we are now skeptical that that will happen. The potential for activity is there, but there seems to be a reluctance on the part of our clients to pull the trigger.

Similarly, the same conservatism is causing corporate managements to rein in spending, which impacts the pace of our litigation activity. As we extrapolate these trends over the course of the year, we get to our revised guidance for 2010.

Based on current market conditions, our new expectations are for revenues in a range of $1.4 to $1.45 billion, and EPS between $2.50 and $2.80 before special charges. The low end of our guidance assumes that the current business environment will continue over the course of the year. The upper end incorporates some of the early signs of growth we see in our procyclical businesses and assumes a gradual upturn in our business.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Given the challenges facing corporations and governments around the world, there remains the potential that restructuring activity will return sooner than expected and the - perhaps a double-dip will materialize.

During this uncertain time, we are closely managing our own discretionary expenses and headcount to enhance profitability and cash flow without compromising our resources for meeting the (band) that we expect to eventually come, and to fund our long-term strategic initiatives.

At the same time, we are also aggressively managing our assets to convert some to cash, and our cash flow in the first half of 2010 was strong leading to a cash position at June 30 of approximately $125 million. As I said earlier, we will have final numbers for you when we report in early august and we’ll provide a more detail on performance of our segments for the quarter, and have another look at visibility into the second half.

Looking to the future; however, the question is now whether M&A activity will return, it is when. It is not whether there will be IPOs like we saw in Amadeus, it is when. It is not whether those pending cases and cans being kicked down the road will face reckoning, it’s when. And we remain committed to being the firm that the world’s greatest companies turn to when they do.

With that, we’ll turn it over to your questions.

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press star 1 on your telephone keypad at this time. If you’re joining us on a speakerphone, please make sure your mute function is turn off before signaling to allow your signal to reach our equipment. Once again, that is star 1 to ask a question. We will pause for just a moment to assemble our queue.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

We’ll go first to Tim McHugh with William Blair & Co.

Tim McHugh: Yes. First, I want to ask about the expenses, revenue was a little light. I was a bit more surprised even that - about the implied expenses for Q2. It seems like they went up sequentially, despite the restructuring program that you implemented earlier this year. Can you just give us a little more commentary on that change?

David Bannister: Yeah, Tim, it’s David Bannister. The two biggest things that occurred would be mix. So corporate financial revenue shrank more than we thought and the expenses did not come down fast enough with that. So year-over-year corporate finance EBITDA was down about 20 million bucks, and was down about 9 million bucks versus the first quarter.

The other thing that was - that occurred within corporate finance was there is a - the revenue had about $9 million of tax through revenue, which had no margins on it. So the recorded revenue was actually a bit higher than what the margin producing revenue was.

The second thing was - as Jack described - was the technology segment where EBITDA quarter-over-quarter was down about 4 million bucks, and that’s primarily related to lower business volume in the second request area. But the expenses there are ((inaudible)), you know, as you would know the expenses there are relatively fixed over a short period of time, because of (servers) and those sorts of things.

Tim McHugh: Okay. And on the technology side, the pricing pressure would - did you see signs of that accelerating this quarter, or is it a continuation of what you’ve seen? Can you just give us...

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Dennis Shaughnessy: Yeah, I think...

Tim McHugh: ...a better sense of what you’re seeing?

Dennis Shaughnessy: Yeah. Tim, it’s Dennis Shaughnessy. I - we actually saw it flattening out. I mean, it has continued on a downward trend for four or five quarters on the hosting side. We’ve been able to offset it - actually - by increased volumes. The real hole in their performance this quarter is that the M&A sector requests are down, you know, more than 50%, compared to what they experienced in second quarter of last year, so that’s the main driver.

They’ve been able to - they’re probably looking at fairly constant pricing now, really below what it was last year offset by significant increases in volume.

Tim McHugh: Okay. Thank you.

Operator: We’ll go next to Tobey Sommer with SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. Two questions, I’ll start with on the - in the healthcare business, which you’ve, you know, don’t have a GAAP segment for, but it is embedded in your business. I was wondering if you could describe the trend among hospital customers, kind of what you’re seeing on that front.

Dominic DiNapoli: Tobey, this is Dom DiNapoli. We have seen a big pick on the consulting side of our healthcare practice. Where there’s been a drop off is on the turnaround side, and the turnaround are often times the larger cases that also give us an opportunity to get success fees.

And what seems to be happening there is some of these hospitals, like a Saint Vincent’s in New York, are not getting turned around, but rather just closing. But that said, the consulting side, which is primarily the profit improvement side, has seen a big pickup over the prior year in activity.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

So you know, we’re looking forward to that continuing throughout the year.

Tobey Sommer: So Dom, on a net basis is that - how does that shake out in terms of the revenue trend for the healthcare hospital business?

Dominic DiNapoli: Well, you know, as I said, it’s to predict the size of the success fees that we get with the turnaround. It’s not as lucrative, but we have some very large consulting practice - consulting assignments where it, you know - as I said - the profit improvement side.

You know the first half of the year, you know, healthcare was down relative to our expectations, but you know, we’re - we’ve seen it stabilize and actually a big pick up based upon new assignments that we’ve been able to secure towards the end of the second quarter.

Tobey Sommer: Thank you and then, my second question relates a little bit more to the forensic and litigation consulting practice. And you know, a little bit of growth there year-over-year in the quarter, but you do have - I don’t know - a tough comparison, but you had some big projects in the year ago period.

Does it feel like that is - during the quarter was that stable or was it kind of improving with the news flow that we got, in terms of more active - it seemed - regulatory investigations.

David Bannister: Tobey, it’s Dennis. They had a good quarter, especially given the fact that they had the (lap) - quarter of where they had Stanford and Madoff really clipping at full speed last year. I think that, you know, we’re seeing a pickup in the litigation and, you know, again certain areas we’ve talked about in the past, our IP people are extremely busy, you know, everywhere. Our specialty investigation businesses are starting to pick up out in Asia, so we’re seeing good growth there.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

I think core civil litigation is - it’s - we’re growing. We thought we would be growing faster by now, given the amount of retentions that we had. I mean, a lot of the problem is there’s a lot of retention to preliminary work, but they’re not really activating into full borne-type of work.

And Europe, you know, Europe hit a wall almost across all of our businesses at the end of April. I mean, I would think it’s a - we’re hopeful that it’s a temporary low, but everything is - just seem to shut down, you know, and that runs across all the segments. Every one of our European operations, you know, which was - had good momentum coming through the first quarter just seemed to run into a total wall. And obviously, we’re waiting for that wall to dissipate so that we can get back onto a normal course.

But I think they’ve - FLC had a very good quarter here in the states. They had an extremely good quarter in certain of the subpractices. And Europe was clearly a drag from about the end of April, you know, through the present date.

Tobey Sommer: Thanks, Dennis. That color is helpful.

Operator: We’ll go next to David Gold with Sidoti.

David Gold: Hi, good morning. Wanted to see if we could get - excuse me - a little bit more color on the restructuring piece on a couple of fronts. I guess the first is, and I know you gave a little bit of color on it, but I mean basically for that business to be softening given all the headlines and everything we know out there is, you know, fairly counterintuitive.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

I guess two things; one, can you sort of give more color on your sense of why, you know, sort of the freeze or the slowing; and two, what does it take to get that business going again - so to speak - or maybe back into growth mode, or does it, you know, does that sort of not happen until the procyclicals pick back up?

Dominic DiNapoli: Well, you know, it’s really the same that we sang in the first quarter, David. You’ve got, you know, liquidity opens up and closes, so I mean there are windows of refinancing and, you know, kicking the can down the road, or amend and pretend. Those are continuing.

When you look at the pace of high-yield defaults in 2010, for the first five months it was roughly 1%. During the first five months in 2009, you know, we had a significant number of defaults. So when, you know, we’re really looking - we’re comparing 2009, which was - as Jack said in his opening remarks - a record year for corporate finance.

And - against the 2010 where when you talk to the investment bankers and you talk to the commercial bankers and you talk to the workout lawyers, I mean they’re singing the same song. They - the number of opportunities for the big cases are just much fewer and further between.

So that said, you know, we still are generating a lot of new business, it’s just that it’s taking, you know, one or two or three mid-market cases to backfill some of the wind-down of some of the larger cases. We still have, you know, significant cases going on like Lehman Brothers that, you know, we plan that to continue throughout most of the year at least, but you know, there hasn’t been another Lehman Brothers filed. There hasn’t been a, you know, another General Motors case filed.

So it’s the larger cases that are just - we’re not seeing that we anticipated when we gave our original guidance to start happening, you know, mid to the end of 2010. And at this point, we just don’t have the visibility to be able to make that same projection.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

And combined with a TAS practice that really hasn’t had the opportunities that we anticipated also, because the M&A market is just not as vibrant as we hoped it would be, certainly through June and therefore, we’ve backed off our expectations for the balance of the year.

And that’s really the two things that caused the reduction on the corporate finance, you know, expectations.

David Bannister: David, Dennis. Corporate finance also had the same experience as the other divisions in Europe. You know, they were fairly business, especially out of our loan and operation through the first quarter, and then around the end of April it just sort of hit a wall.

We anticipate that the group that we put in Spain and - will start to get busy as they start to try to address some of those issues over there. But we know from our private equity clients over there that a lot of the banks are literally calling them on that part of that portfolio and try to initiate, you know, basically extensions.

You could read into that they don’t need that part of the portfolio to be stress test in negative way when they have all these sovereign debt issues, but the banks are becoming very proactive in Europe right now, again in anticipation of those stress tests and trying to push out a lot of the structured debt maturities.

So part of it is just sort of the malaise that has sort of hit Europe and part of it is I think, you know, the banks are trying to clean up their balance sheets as quickly as possible, and maybe delay the day reckoning, you know, at least that part of the balance sheets.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Dominic DiNapoli: David, when you just look at the first five months on 2010, we had nine defaults in high-yield debt, and it amounted to about $1.7 billion in high-yield bonds. In 2009, there were $151 in that same period, or $118 billion in bond defaults.

So I mean we just - we’re looking, you know, we’re in an environment now where there’s just the defaults are being deferred and the can is continuing to roll down the road. Eventually, unless the economy recovers dramatically, these business are going to have to do something to deleverage themselves and that often times results in a Chapter proceeding or some other major restructuring, which creates the opportunities that, you know, our corporate finance team is looking for.

David Gold: So you know, on that basis when you reforecast the remainder of the year, presumably you’re looking at it as, given the environment, presumably we’ve - it may be some time - it could be 18 months before you see growth in that business?

Dominic DiNapoli: I don’t know if it’s 18 months. I, you know, we’ve been wrong too many times in projecting the exact timeframe, but what we’ve done is we’ve taken a look at, you know, the run rates that we’ve had historically. We looked at 2008, we looked at 2009, and we looked at our run rate in 2010 to date.

Now, you know, and basically we take a look at our hours and the number of hours that, you know, we’re - we’ve stabilized to, and then you - 2009 was just an anomaly with the monster cases that we had.

So what we’ve done is we’ve scaled back our staffing to our existing run rate which coincidentally is, you know, higher than 2008 but, you know, less - significantly less than 2009. So that resulted in, you know, staff reductions since the first of the year of about 180 people in - on the corporate finance side. And we’re, you know, keeping our fingers crossed that now we’re at a level where going forward we’ve got the right staffing relative to the, you know, hour opportunity that we see at least for the rest of 2010.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

David Gold: Got you. Got you. Okay. And then just one last if might, Dave. Just in getting through the margins - and I know you spoke on that a little bit - sequentially when we look at G&A will we see an increase there?

David Bannister: Sequentially for G&A? Give me just one second.

David Gold: Sure. Yeah. And I’m just trying to sort of - I was, you know, a little surprised on the margins.

David Bannister: A very - recognizing that we haven’t closed, I mean a very, very modest increase on consolidated SG&A...

David Gold: Okay.

David Bannister: And a very modest increase in corporate.

David Gold: I see. Got it. All right, so all of the miss really was in the segment so to speak?

David Bannister: Yeah.

David Gold: Perfect. Thank you all.

Operator: We’ll go next to Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi: Hi. I was wondering if you - these 180 people that you reduced in corporate finance, is that the reason for the increase in the charge from I think - to 37 cents from 31?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Thirty seven cents in the table?

Joseph Foresi: Yes.

Male: Something like that, Joe?

Joseph Foresi: Yeah.

Male: No. That was the final charge in the first quarter. It’s - I’m not - the 31 was - I’m not sure what the 31 was.

Joseph Foresi: Okay. I think...

Male: Because I’m...

Joseph Foresi: It was...

Male: The 180 is the total reduction through terminations and attrition since the beginning of the year, since January 1.

Joseph Foresi: Okay.

Male: It’s through last week.

Joseph Foresi: Okay. And then just I think we last spoke in May and I’m just curious: is there anything particular that happened within the last, you know, two months? Obviously we’ve heard about corporate restructuring but is there anything that you can point to within that practice that really you saw a significant change that surprised you since we kind of last talked?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: I think, Joe, the biggest surprise to us is the underperformance of all of our European operations. And I think it’s hand in hand with what’s going on over there right now.

It hit a wall. I mean it wasn’t sort of a - one group missing something. It wasn’t like a gradual decline. It was a dramatic drop across all of the practices and the hours that are being billed as people stopped projects, sat on their hands.

You know, whatever excuse, you know, you can come up with the reality was starting at about the end of April and, you know, continuing, you know, it just was like a cliff. It’s bottomed out. But it hasn’t returned anywhere near to where our original expectations were.

Joseph Foresi: Okay. And just what - I mean what percentages - percentage of that business is European-based?

Male: 20% approximately of our business is non-U.S. and it just fluctuates. And it’s obviously currencies involved in that as well.

Male: Half of that is the U.K. and...

Male: Yeah.

Male: About another half of the remaining half would be European.

Male: Yeah. The vast majority of it’s Europe.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Joseph Foresi: Okay. And it - I’m sorry to draw on this but I just kind of want to get a full, quick picture. So you know, within that - were people just hesitant to spend or to go ahead with it or was - what was the reason for the freeze?

Male: Well I think there’s a lot of reasons. I think one is just the general economic psychology. People were worried about other things besides, you know, some of these micro issues that we work on.

Number 2 is you had elections, you had confusion, you had people coming in trying to figure out, you know, whether we’re going to move to the right, to the left. In a lot of these countries you had the possible breakup of the euro.

You had, you know, a very austere budget that’s now been introduced into the U.K. with a huge tax increase. I don’t think we appreciate here the magnitude of the tax increase that has gone in. I just think it’s affected the psychology.

In corporate finance I think Dom said that we have heard from our private equity clients over there that they are being approached directly to extend loans that aren’t even due yet. And so I think a lot of it is the banking community now knows they’re going to be strapped down. I think they’re scurrying to sort of clean up, you know, certain parts of their balance sheets so that probably represents, you know, a part of it.

I think companies are trying to figure out what governmental budgets and taxation policies they’re going to have to deal with. And they’ve held back on either projects.

I think M&A in general, as Jack said, people worry about their own valuations, you know, given a correction in the stock market. Or in the alternative they’re - they feel that the targets they’re going after will have a lower valuation in 90 to 120 days and are pulling back.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

So I think it’s a broad, you know, I mean it’s a very complex situation over there. And I’m not trying to give you a simple answer but I think it’s a confluence of a lot of rapid things happening to where I think the business community and the legal community they’re sort - took just a step backwards and sat down and tried to watch what the governments and the big banks were going to do.

Joseph Foresi: That was very helpful. Just two more if I could. And I don’t know if you get into this level of granularity. But do have your expectations? Maybe you could just run by - down them for annual growth by segment now that the - we’ve got a revised annual guidance.

Male: I think we’d be in a better position to give you those numbers on ((inaudible)) in August.

Joseph Foresi: Okay. Fair enough. And then just lastly I think we talked at some point about headcount increasing 11% or maybe 12% organically. Any kind of color you could give us on exactly what the headcount looks like at this particular point and maybe directionally where we - what we can expect?

Male: We reduced headcounts in corporate finance in the second quarter to again, as Dom said, you know, try to bring, you know, the hours in line with what we think the expected run rate would be. We would not have that kind of an organic increase in headcount given the, you know, the amount we’ve taken out of corporate finance.

There will be sub-segment increase in headcount. We are hiring in certain sub-segments where the demand is there and you would probably see increase in headcount in, you know, some of the segments in general. But it would not be around that 11% number. And again I think we’ll be in a better position when we have all the final numbers for you in August to talk about that.

Joseph Foresi: Okay. Thank you guys.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Operator: We’ll go next to TC Robillard with Signal Hill.

TC Robillard: Great. Thank you. Good morning. I just wanted to get a little more sense or maybe if you can kind of put this in a proper context for me. As you look at where the slowdown was and - or - I’m sorry - the reduction was in terms of your S - and it’s both on the top line and the bottom line - how much of that was a forecasting issue from your standpoint in terms of reality versus hope or how much of that was actual, you know, a reduction in pipeline where your customers were coming back to you, pushing a project out or pulling back a project? I’m just trying to get - trying to balance those two things out.

Male: Well when you look at the changes, I mean clearly corporate finance had the largest reduction for the balance of the year. And, you know, through this - as I said, through the first quarter corporate finance was on our internal plans.

What happened was come April and May things started slowing down, we got our preliminary numbers for June and we were no longer confident that the back half which we assumed was going to be a much bigger corporate finance year than the first half because we thought by the second half of the year the restructurings and the kicking the can would have to stop at, you know, we made a decision that we probably - it would probably be ambitious for us to be continuing that, you know, that forecast given what we’ve seen. So we’ve lowered the second half significantly for corporate finance.

You know, the other practice - all the practices came down a little bit. But corporate finance came down the most.

Male: And I think the, you know, your question of sort of for, you know, I guess hope over experience is the way you worded it, you know, without a doubt, you know, the - we were anticipating a greater

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

M&A activity in the second quarter based on what we were seeing, you know, build through the end of 2009 and what we experienced in the first quarter. We were being hired to work on a bunch of things and they just simply haven’t materialized. Maybe they’ll, you know, become reinvigorated down the road but as of right now they haven’t materialized.

It - the main reason that we were down in our technology group was the fact that, you know, they’re 50% down alone in M&A second request. And that’s obviously driven by transactions.

Our economics group while it had a very good quarter, you know, was less than we anticipated actually on a growth basis and again predominantly because a lot of the activity in M&A while, you know, I don’t think we’re, you know, losing any share - we’re probably gaining share - a lot of it went dormant. And again it may, you know, pick up again.

And on a relative basis, you know, they’re going to have a fine year. They were simply one group that we anticipated having an even higher growth rate than we’re showing right now. And so maybe that goes to your issue of, you know, we simply forecasted the impact of M&A, you know, on the quarter. And that’s one of the things we’re trying to be more conservative of in the second half. We could be wrong. I mean there could be upside there.

Male: And the same is true as for strategic communications. I mean it was not eight weeks ago that every other article in the financial press was about one equity sponsor firm or another listing three or four IPOs it was going to do this year.

And I don’t think, you know, that there’s been any follow-through on that. So it’s, you know, it was a fairly sudden seizing of those markets certainly after the first quarter.

TC Robillard: I - okay. That’s actually - that’s helpful. And that definitely makes some sense.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

I guess the natural subsequent question would be then: how conservative are you for the second half as you look at this in terms of your expectations? And I get that it’s going to be a moving target. And I understand where - how you framed kind of the low end, high end.

I’m just trying to get a sense, you know, as you’re looking at the low end of your earnings guidance for the year are you assuming that Europe is - as bad as it is right now for the rest of the year gets worse, the U.S. gets worse or, you know, are you looking for 2% GDP growth. Because there’s a lot of macro factors that are impacting your business for your pressure ease, I’m just trying to get a sense as to what you’re baking into your model now to give us a sense as to how conservative are you looking at the second half.

Male: Look - I’ll start it - I think the problem that you have in our company and in all honestly probably in most companies is 90 days is not exactly a good picture of anything to forecast off of. And, you know, we’re trying to be responsive, you know, and obviously give you as much information as we get it concurrently.

But part of the problem is, you know, you can make, you know, overly conservative decisions based on 90 days. And I guess the antithesis could happen. You know, you could make overly optimistic decisions based on, you know, a good 90 days.

I think what we’re looking at and the core of the range is if everything stays about the same which is that we will have some growth in our cyclical business and that will continue. It will not be at the rate we originally thought so therefore I guess I’m saying we’ll continue to witness a moribund economy as to the upside businesses.

We’ve seen in the last four to five weeks a flattening out of the decline in restructuring. So we’re sort of assuming that what we’ve been looking at the last four weeks as it flattens out, you know, will sort of be the new normal for the next six months so not much of an - no increase, maybe a slightly lower, you know, rate of decline but sort of finding a floor, you know, as Dom said, on sort of the hours, you know, that we’re looking at.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

I think that, you know, the bottom end of the range, you know, pretty much assumes, you know, that not much changes, that we don’t have a robust Europe, that we do have, you know at least, you know, some degree of, you know, finding a new floor on corporate finance and that the upside businesses, you know, will continue to improve but just not at a rate, you know, year over year to offset that large decline, you know, in corporate finance.

Upside changes to that would clearly be, you know, a much frothier M&A market, the activation of some of these retentions that we already have either in the litigation side or on the M&A side into, you know, much more, you know, active assignments. Or I mean I - in the alternative something even worse happens to where you can’t postpone these defaults because of other external pressures and towards the end of the year you start seeing a pickup in restructuring.

We’re not trying to forecast that. Those are simply variables that could influence, you know, the range.

TC Robillard: Okay. That’s very helpful. Thank you and then just my last question. A lot of the issues that are going on in Europe between - the sovereign issues between what you’re seeing with some of the banking and some of the corporate balance sheets, I mean, does this present or does this have the foundation building to be a good potential pipeline for your business?

I mean it seems that this would be right up your alley whether it’s the actual communications piece to the actual rebalancing and restructuring type of work. I mean it seems like that market - I would have thought what’s going on over there might actually be percolating into your pipeline at this stage.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Well I mean it certainly has helped our strategic communications business. That - it’s right down their alley.

The corporate finance practice has not yet reaped any benefits of that because I just - we haven’t seen them hiring financial advisers as opposed to investment bankers to help restructure the debt. So that’s not to say we’ll get more involved when it does get more granular to reducing their - the cost structures but, you know, at this point in time it’s primarily the investment banks that have gotten retained in those projects.

Male: But to your point it would be hard to believe that what’s happening in Spain and Germany wouldn’t reflect in business for us down the road. And that’s a place where we’ve made a couple of bets that we think are going to pay off.

So we’re not predicting the when because it’s kind of been mystifying so far. But you would think that that would have to be - those would have to be two areas where we will get busy.

TC Robillard: Okay, great. Thanks for all the comments and the color, appreciate it.

Operator: We’ll go next to Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. Good morning. First question is a follow-up one. And you guys mentioned in core litigations ((inaudible)) full-blown work. Could you speak to the pipeline and what the potential may be if that does come to fruition?

Male: Well I think it’s in several areas. You know, obviously we have a lot of touchpoints right now in the problem, you know, down in the Gulf. And depending on how they mature it certainly could generate a significant amount of business, you know, not only contemporaneous but down the road. So just, you know, I think that just states the obvious of what’s going to eventually come out of that.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

I think that the investigation area on securities litigation, we are getting a lot of retentions both in our economic side, in our high-stakes litigation where the guys still build the complex models and there’s a lot of class actions as well as in the investigative side. We’re also seeing interest in, you know, large institutional investors trying to figure out how they can get better transparency and better looking, you know, at their investments. So that represents an upside for us.

I think, you know, we are still seeing ((inaudible)) and civil litigation trying to hold the line. So I think that while our guys are busier than they were last year, you know, they’re up and again they’re up over some really difficult comps, you know - I still wouldn’t say in the classic civil litigation market that it’s a robust field day.

And while I think some of the securities litigation has the potential to be very, very big, you know, we don’t see the one big catalyst like you might have seen in stock options backdating and things like that, that forces the hand of a lot of companies, you know, to on a civil basis do certain things.

So I think we certainly are seeing responses to governmental inquiry and investigation. And we are certainly seeing, you know, significant pickup in complex security, you know, area that’s probably the fallout from what happened in ‘09 or in ‘09.

But right now, we would say, you know, high single digits, you know, would be the best you could expect, you know, out of there. And it probably would approximate more of what we saw in the first half as far as growth.

Scott Schneeberger: Okay. Thanks for that color. Shifting gears a little bit, with regard to the tech consulting business, always something that you’ve operated with the flexibility to spin off if need be what is - what’s the thought process on that right now? Then I’ll come back with one more if I could.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Well I think, you know, I think our thought process is they have introduced in the first quarter, you know, and, you know, will introduce some more, you know, releases, you know, in the second half of some very exciting technology.

We think that technology has to age in the marketplace. It’s a new generation of technology of our combined retail tenets platform Number 1 that we think will address, you know, specifically some needs of the market and that we’re very excited about our acuity offering which has just been, you know, it’s only about 90-days old and so far, you know, and that’s in our - accelerating the ability of people to do document review. And so far the initial responses that we’ve gotten from the clients who are using it are very favorable. So I think you have to let that technology age a little bit into the marketplace to make sure you understand, you know, the acceptance level and you understand, you know, what the future pipeline is going to look like or your releases.

The other thing is I think you need a receptive marketplace if you’re going to do some kind of a spin which we certainly don’t believe exists right now.

Scott Schneeberger: Okay. Thanks. And one more if I could. With regard to your updated guidance what assumptions are in there if any for share repurchase and what magnitude? Thank you.

Male: Assuming the economy - assuming what we’re seeing in the second quarter continues we feel comfortable that, you know, we would be able to achieve, you know, sort of the lower end of the guidance range to the middle end of the guidance range, you know, without any, you know, significant share repurchases or without any acquisitions. Without a change in the economy and therefore either, you know, the growth rates, you know, or the rate of decline in corporate finance, you know, you would see the upper end would need, you know, help from share repurchases and/or acquisitions.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Now we are engaged in discussions with people on acquisitions. It has nothing to do with trying to make our numbers. It’s our long-term strategic growth.

But clearly, you know, if we pulled the trigger on some of those, you know, in the beginning of this quarter it would have favorable impact. But there’s no way of predicting, you know, whether they will close or not. And depending on how the stock trades you should assume given the strength of our balance sheet and our cash position, you know, that we would, you know, be looking at value in the stock as potential buy-backs.

Scott Schneeberger: Thanks very much.

Operator: We’ll go next now to Arnie Ursaner with CJS Securities.

Arnie Ursaner: Hi. Good morning. My first question relates to you tech group and BP.

Obviously the event occurred April 20. It was there for most of the quarter. BP was scrambling and - to meet legislative requests for information. How could it not have impacted your tech group? Did someone else win that business?

Male: We are not in - our tech group is not in BP. Our tech group is not involved specifically for BP as a client.

Arnie Ursaner: Okay. And my second question: obviously acquisition, particularly international, have been a core part of your strategy as you just mentioned and yet you also indicated Europe hit a wall in April; have you put your European or international acquisitions on hold? Or in cases where you are interested, has the rapid deterioration caused you to change the prices at which you’re willing to buy them? Or are you just deferring them?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: You know, the - acquisitions are made for long-term strategic reasons, Arnie, so clearly 90 days isn’t going to be enough data to put, you know, that kind of a strategy on hold. I think without a doubt, you know, you could have pricing impacts because, you know, potential targets, you know, are basing the same, you know, macro situation or in the case of some of these smaller companies, micro, that we’re seeing not other - in other parts of the world of course, you know, it’s not that bad. So in Asia, you know, you’re still seeing pretty decent growth and those companies are reporting pretty good numbers.

And one of the tricks to try to assess, you know, a potential slowdown in the Chinese economy on that overall area out there and what impact it might have on pricing and value. But no, we are still engaged in the conversation and even though Europe has slowed down significantly, you know, you can’t turn these things on a dime. You have to have a longer-term view.

Arnie Ursaner: And just…

Male: Your point on valuation is well-taken.

Arnie Ursaner: And just a final comment again going back to headcount you did take 180 people out. I think Dom’s view was you were hoping to be able to keep your headcount as you assessed the back half of the year and early next year. You know, when is the next formal review of the headcount process?

Male: Well we review headcounts regularly, Arnie. We did take a hard look given the results in corporate finance in particular at the hours, as I said, that we were running at. And I think we’re comfortable now that we’ve - we’re right-sized to headcount.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Probably - that 180 was since the fall of 2009. That’s when we started cutting back. The actual number is closer to 145 since January 1.

But you know, we’re still upgrading. We’re still hiring selectively. And just, you know, to the question on the - on Europe and Asia and all our businesses, I mean we’re a business that sells talented people. And we’re always in the market for talented people, particularly those with a book of business that’s transferrable to us.

So you know, we haven’t stopped hiring but we’re certainly look for opportunities to, you know, upgrade existing staff as any profession service firm should be doing at all time and looking to grow our businesses through strategic hires and more acquisitions.

Male: Thank you.

Operator: We’ll go next to Dan Leben with Robert W. Baird.

Dan Leben: Great. Thanks. You talked a lot about the hours and the restructuring segments. You talked a little bit about the pricing and bill rates you’re seeing as you’ve had to move into the mid market. Has there been any pressure on bill rates?

Male: There’s a little bit of pressure in the mid market. But you know, when people are looking for a restructuring advisor, we seldom compete on rates. I mean our rates are very comparable to our competition. And you really don’t feel the pressure that you do in some of our other businesses in the corporate finance.

You know, we may have 20 minutes to pitch even a middle market case that may be a, you know, a 2 or $3 million project. And they usually have to hire somebody, you know, that afternoon or,

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

you know, within a couple days of deliberation. And, you know, pricing, you know, while we can be flexible, sometimes we’ll charge instead of an hourly rate, we may charge a monthly retainer fee with some upside.

But generally speaking, we don’t get a lot of fee pressure because, you know, our rates are no - not much different than our competition even if the middle market - the level of fee pressure is not that significant.

The smaller cases clearly we probably would price ourselves out of. But you know, middle market to the large cases, large cases are, you know, used to bigger - higher rates. But the middle market is not balking at our rates because we’re in line with the competition.

Dan Leben: Great. And then on the restructuring business, it looks like there’s some opportunities starting to pop up on the municipal state government type side. Are - do you guys have the skill sets to service those types of accounts? Are there some, you know, there’s some specialty hires you may have to do to properly position yourselves?

Male: We do have the skill set. We actually have a team looking at developing our (quals) there. I mean several - I’m aging - I’m dating ourselves. Many years ago we did the Orange County bankruptcy, so we still have significant expertise in that area and we’re positioning ourselves for future opportunities there.

Dan Leben: And then last one for me. Just help me think as we get into the back part of this year, you know, if we do see the double dip but we’re continuing to see this, you know, kicking the can down the road and we’re not seeing the action on the restructuring, you know, how are you guys thinking about headcount? Are you managing to a margin target or help us understand that process?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Well we always try to protect our margin and we do that through taking a look at, you know, the hours that we see coming down the pike and the number people that we need to service those hours and that translates to, you know, utilization levels that, you know, we look at on a weekly basis.

So you know, people are our most - are our highest cost item here and, you know, we certainly take a look at that on a regular basis to make sure that we’re, you know, properly sizing our staff to meet the current and future needs.

Dan Leben: Great. Thanks.

Operator: We’ll go next to Kevane Wong with JMP Securities.

Kevane Wong: Hey guys. A quick clarification. On the 20% figure you gave for international, was that the whole business or was that specific to that (policy) segment?

Male: The entire business.

Kevane Wong: The entire business. Can you give us some sort of sense on how much of the - is international or it is derived from the - or how much of the FLC segment is from international?

(Crosstalk)

Kevane Wong: …segment.

Male: Yeah. I’ll take it offline Kevane. I’ll get you that number but I have to take it offline.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Kevane Wong: Okay. And maybe another way to look at it; if you break out obviously you mentioned Europe as that. If you look at the FLC segments just domestically, can you give us any kind of sense on how the growth was just domestically?

Male: For the (fault) of the growth, the FLC really was domestic.

Kevane Wong: Fair enough. And then on maybe just sort of a broader thing, you know, turnovers in the space has picked up as far as, you know, employee voluntary turnover. Can you talk a little bit about sort of what you’re experiencing in terms of employee voluntary turnover? Has it been an issue? Is it getting harder holding onto people or replacing them? Or it sounds like right now it wouldn’t be an issue. But just sort of trying to get a sense on that trend and how that’s been evolving.

Male: It’s really not an issue now. The opportunities are fewer for our staff and others notwithstanding we’re still hiring. Our, you know, our turnover is probably lower this year than it was even last year because the job market is so tight here it’s really an employer’s market as opposed to an employee market.

But you can tell the kids coming out of school, you’ve got, you know, internships are being cancelled. The number of graduates that don’t have jobs are probably higher than they’ve been for, you know, three, four, five years. So you know, we do have our pick at talent at this point. And we’re not experiencing any unusual, you know, (un-solicit) reductions.

Kevane Wong: Okay. Great. Thanks.

Male: FLC’s about 15% international.

Kevane Wong: Great. Thank you.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Operator: We’ll go next to Sam Hoffman with Lincoln Square.

Sam Hoffman: Good morning. I just wanted to follow up on a question about how your guidance. You lowered your revenue guidance by 6% and you lowered your earnings guidance by about 15%. And so the question is when revenue comes back, if it does, do you earnings and margins snap back immediately? Or are your margin assumptions down because the type of business that you’ve lost is higher margin?

Male: I would say it is both. The mix of business when the corporate - the corporate finance business in 2009 had unusually high margins relative to the rest of our businesses. So we ran through the year having that 37% kind of a margin at the unit level. Technology also has higher margins than our other businesses. And so they became a smaller per size of our overall business that had an adverse affect on margins

The, you know, as revenue comes back, it depends where it comes back and what the associated margins would be. So you get - you have to make - you have to make a mixed assumption to answer the rest of the question.

Sam Hoffman: Okay. Cause traditionally you’ve had a think a margin objective in the 21 to - is it 21 to (ish) type of range?

Male: 25% is our objective excluding 123R, which runs about 250 basis points. So it’d be 22-1/2 would be our objective and we have tended over the last four or five years to run between 20-1/2 and 22-1/2.

Sam Hoffman: And would you say that that margin objective is no longer feasible for the medium term and that you’re going to manage the business in a way so that you’re expecting future growth and therefore you’re going to keep kind of the investment in place? Or would you say the margin objective is actually in place for the medium term?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: I think for the next couple of quarters it will be challenging to hit the higher end of that range. We certainly try to manage within that range.

Sam Hoffman: Okay. And the other question that I had was on capital management. Can you give what your buyback was in the quarter in terms of the amount and average share price? And then what’s remaining on your authorization?

Male: There were no buybacks during the quarter. We have 250 million remaining on our authorization.

Sam Hoffman: Okay. And what to you view as your priorities in terms of use of capital at this point?

Male: You know, our primary use is, you know, we generate a fair amount of cash. As Jack said in his comments we as of the end of the quarter had approximately $125 million in cash. And, you know, our priorities are to make sure we don’t starve the strategic opportunities business. So if we have stuff that is important to be done, we would fund that.

But on the other hand, we - as we said, with respect to our earlier share repurchase which occurred last November, you know, we are a company that’s comfortable carrying a certain amount of debt. We don’t have that much debt not. We have a significant amount of cash flow in EBITDA.

And we are comfortable returning cash to our shareholders when it’s a, you know, when there’s an opportunity to do so. So I think we believe the share repurchase is a good mechanism to do that and that’s - hence we got the authorization last November and hence we have 250 left to go.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Sam Hoffman: Thank you very much.

Operator: We’ll go next to Rick Dauteuil with Columbia Management.

Rick Dauteuil: Yeah. Just a clarification. So on the staff reductions in the corporate finance business, I think you clarified an earlier comment said that you were looking at 145-person reduction year to date. Is that correct?

Male: That’s correct.

Rick Dauteuil: So what has happened in the time period since I guess you last reported your guidance at that - or your thoughts at that point were reduction of how many and then what’s been incremental since then?

Male: At the time we talked about a headcount reduction of about 150. We’ve added about 50 to that.

Rick Dauteuil: Okay.

Male: So it’s a total…

(Crosstalk)

Male: …all of which have been completed.

Rick Dauteuil: Okay. And you feel that that incremental 50 puts you in line with where the reduction in revenues that you’re seeing?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Yeah. We’re - that was the exercise that I described earlier. You know, at this point in time, we’re comfortable based upon what our current run rates are and expect it to be that, you know, we’ve got the right staff complement particularly, you know, in the corporate finance side.

Rick Dauteuil: Okay. The second question relates to the management bonuses incentives. What are the drivers that you - remind me what the drivers are around them and maybe you can speak to what the accruals were on a decent Q1 and whether thee were reverse accruals in this quarter. And if so, you know, I guess I’m having a hard time trying to figure out why SG&A would be up with negative accruals for bonuses in the quarter. But I’ll let you take those one at a time.

Male: There, you know, we’re a company that has order of magnitude 120 to $140 million of bonus dollars a year. The vast bulk of those bonus dollars are for client facing personnel and are based most typically on EBITDA targets. So there’d be a sharing of EBITDA typically around 10% and those tend to be fairly mechanical in the way they’re accrued. So as EBITDA goes up or goes down, that would be the single biggest driver.

For the so-called executive bonus pools or the main executive officers, the folks would be described in a proxy, there are bonus pools that are primarily driven by earnings per share. And as earnings per share grows, those bonus opportunities grow.

It is correct that we had accruals in the first quarter that would have been larger than they are at the end of the second quarter. Those numbers don’t tend to be very large in a quarter or two. So the accruals in the first quarter and any adjustments so at the end of the second quarter would not be a particularly large number.

Rick Dauteuil: So to - you were saying Q2 was in fact a reversal?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: Q2 had a modest - the year to date bonus accruals will be less at the end of Q2 than they would have been at the end of Q1. So yes with respect to the - with respect to the named executive officers.

Rick Dauteuil: Okay. So again, going back to the…

Male: But it’s not - but it’s not - but it’s not a big - it’s not a huge number because, you know, we only had one quarter of accrual in the numbers.

Rick Dauteuil: Right. So SG&A I - maybe help me understand what’s being - I would - most of what you talked about is sizing your business correctly with revenues. But maybe the corporate stuff isn’t being looked at hard enough. Maybe you can talk to that point.

Male: Well, there are a couple of things driving SG&A. We had a number of new office openings or relocations in the quarter that had somewhat higher expenses. We had an increase in marketing expenses.

Male: Well we had - we completed the resigning of our senior people in our strategic communications group and had to bear the beginning of that amortization cost in the second quarter. So that would not have been in the first quarter. That’s actually a long-term, you know, thing that you do is to tie the people up that we want for a longer period of time and the incentives that are done too that are then amortized. So that amortization began the second quarter so that would increase SG&A.

Male: Corporate SG&A to your question there was down about 100 basis points year over year or a little over a million dollars from roughly $20 million last year to roughly $19 million this year. You know, recognizing all these numbers, we’re still subject to audit and subject to, you know, final Board action. But the corporate expense was down year over year.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Rick Dauteuil: So the…

Male: And that - the numbers I gave - the numbers I gave earlier to the question were meant to be - but I probably wasn’t - didn’t explain it correctly. Sequentially they were up very modestly; year over year they were down.

Rick Dauteuil: Okay. The signing of the various talent to long-term tie ups, is that factored into the EBITDA targets that trigger bonuses?

Male: Yes.

Rick Dauteuil: Yes it is.

Male: Yes.

Male: Yes it is.

Male: Yes it is.

Rick Dauteuil: Okay. Okay. All right. Again, you know, obviously we’re getting killed here as shareholders and want to make sure that you guys are participating in some of the pain and, you know. I assume you’re saying that you are participating in that with less bonus accruals, so.

Male: You’re also talking to three largest shareholders of anybody in management that are sitting at this table so I think we understand your pain.

Rick Dauteuil: Okay. Appreciate it. Thanks.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Operator: We’ll go next to Jay Leopold with Legg Mason.

Jay Leopold: Good morning. Just on the repurchase angle, just wanted to confirm you belief or intention to seriously consider buying stock in the foreseeable future at these prices.

Male: Confirmed.

Jay Leopold: Okay and second, just beating the dead horse on the cost cutting. When you had a sudden change in demand for your people (in temps) of businesses, it’s very difficult I would imagine to align your costs with your suddenly changed revenue structure. Can you talk a little more specifically as to the time lag that needs to go by before you can appropriately adjust you salary or compensation costs to a new level of lower demand?

Male: The bonuses self adjust. As David said, they’re driven by - it can percentage triggers, you know, of the segment EBITDA and, you know, they go down automatically so it’s math.

As far as the headcount, that obviously is what Dom was talking about and part of that is trying to project where you are. I think one of the things we all have to understand here is this is one quarter of performance and if you look at the value of this company, it’s one quarter of performance and it’s grown dramatically over the last seven years.

And I think we want to be a little careful before we start going in and trying to make, you know, decisions that could, you know, influence future strategic growth negatively when in fact we could see this - some of these phenomenas we try to talk to you about change in a couple quarters.

So I think we have to try to balance - we don’t want to spend money needlessly. We won’t. The bonuses will self-adjust. The bonuses for top management will clearly self-adjust, you know,

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

because they’re earnings per share driven. And, you know, I think that, you know, part of it is, you know, we need to be looking the same way you look at every other company in your portfolio and the macro influences on it.

You know, what’s going to happen in the next, you know, 180 days. I think in our careers we haven’t seen an economic environment that’s so difficult to forecast. So while you don’t want to be optimistic, you know, when there’s no reason to be, I don’t think we want to be doom and gloom off of 90 days or the numbers.

Jay Leopold: And so another way of looking at it is it’s safe to say that if the second quarter were to repeat itself in the third and fourth and next year’s first just to take an example, it’s obviously not going to repeat itself exactly. At some point you’d be able to adjust your cost. Margins would be restored upwards although to an unspecified level. Then you’d be able to report higher earnings if things don’t improve.

Male: Right. I mean I think you’d have several phenomenons. One, we probably wouldn’t be doing a lot of acquisitions. And when we do do the acquisitions, the first thing we test is, you know, how is the acquisition going to be accretive versus buying stock in. So you would also seeing us buy more stock in.

Two, you know, I think that you would see - you will see a level, you know, set in this restructuring. And I think the hardest thing to get our hands around is that right now. And we’re just trying to be as frank as we can about it. We think we’re beginning to see the level set as we speak right now but with six more months of data, you’ll definitely understand where you are. And we know where restructuring was in 2000 and, you know, six, 2007 when you had a very buoyant type of economy.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

So I think we’ll, you know, would you have to make, you know, further reductions? Yeah. Sure. That’s definitely possible. You may have to do that. But I think, you know, I think you’ll also see the fact that something has to give.

You know, you’ll either have the benefit from more confidence, you know, that we’re not going into a double dip and therefore you’ll see more wind behind the sails for the capital markets and M&A and - or evaluations will correct with the market. You’ll see a more aggressive M&A transactions.

And finally, I think, you know, if we’re all wrong and things get a lot worse, then we’re going to be very happy that we have the restructuring business with us because it’s going to get very busy again.

Male: The low end of our guidance assumes EBITDA margins of a little North of 20% for the balance of the year. While those aren’t our target margins, our target margins on that basis would be more like 22.5%. Those aren’t bad margins Jay. So I think Dennis’ points are well taken that we have to think carefully about making significant strategic adjustments to the business in the face of a business and we’re still ((inaudible)), you know, very health margins.

If we saw multiple consecutive quarters of no growth, there are probably other areas we would attack in terms of how we’re staffed for growth. We are clearly still believe we’re a growth company. We believe the fundamental markets we operate in offer opportunities to grow over the next quarter, then over the next years. And therefore, we have, you know, folks invested in any number of projects or areas designed to accommodate that future growth.

That would probably be the area you would go next as opposed to a practitioner area. If you raised up and it’s no longer growth in - we do not believe we’re not a growth business. We emphatically believe we are a growth business.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: And that the markets we’re in will be growth businesses. Again, I think the bottom end of our new guidance implies that we expect some of the steps we’ve taken to increase our profitability even at these levels.

Also on the issue of management skin in the game, I think the top eight people in the company are in a bonus pool as Dennis alluded to that is based on earnings per share targets. And there is no minimum or threshold. Those bonus pools are in jeopardy up to zero bonus. So our skin is in the game and those bonus pools typically represent 30 to 40, even in some cases up to 50% of our compensation. So it’s - we are not taking this cavalierly.

Jay Leopold: Thank you.

Operator: We’ll go next to Kevin McVeigh with MacQuarie.

Kevin McVeigh: Great. Thanks. Hey, most of my questions have been answered. I wonder if you could - I know you said Europe’s about 20% of the business. Half of that’s in the U.K. Where’s the other half if you could just help us directionally on that?

Male: International is about 20 - non-U.S. is about 20% of business.

Kevin McVeigh: Okay.

Male: About half of that is in the U.K. Another 3% of so is denominated in euros. Then the other major functional currencies would be the Canadian dollar, the Australian dollar and then it falls off to a number of, you know, a number of places in Asia and South America.

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Kevin McVeigh: Okay. That’s helpful. And again, I know people have spent a fair amount of time on it on the call, but what would it take for you to, you know, consider another charge? Would it be, you know, revenue coming in below the low end of the 1.4 billion? Is it a mix issue? Just help us understand directionally before you’d consider taking another, you know, run at the cost structure of the business.

Male: Again, it would take - it would take a bunch of things like Europe staying a freeze and no business over there where eventually you’re not going to be maintaining things if there’s no reason, you know, to do it. As David said, we have put strategic initiatives in, you know, place that while they’re positive cash flow so we don’t lose any money on them.

You know, they’re in a growth cycle. So they’re building their markets. They’re building their identities. You know, if they were to significantly under perform for, you know, numerous periods of times, you would obviously remiss at the strategic rational of that and make the appropriate changes either moving away from a geography or moving away from a service in a geography because it’s not going to yield you the return that you want.

And I think, you know, clearly, you know, we do expect we’re going to find a floor in restructuring. I think Dom went into a lot of granularity on that. If the floor is lower and you would make the appropriate adjustment. And I think, you know, we’ll know more of that in the next couple quarters.

Kevin McVeigh: Great. Thank you very much.

Operator: We’ll take our last question from Jay Yang with Annalex Capital.

Jay Yang: Yes. Hi. Thanks guys. I was just wondering can you remind us of your blackout periods for share repurchases. When will you be able to start buying back stock?

FTI CONSULTING

Moderator: Eric Boyriven

07-07-10/8:00 am CT

Confirmation # 6854173

Male: We think within three days of an FD announcement, you know, FD…

Male: Supply and buy.

Male: …supply announcement.

Jay Yang: Got it. Okay. Thank you.

Operator: That does conclude our question and answer session. At this time, I would like to turn the presentation back over to management.

Jack Dunn: Okay. Again, I’d like to thank everybody for being here this morning. And we will be back to you in the week of August 2 with the further update on the quarter and our guidance. Thank you.

Operator: That does conclude today’s conference. We thank you for your participation.

END